Exhibit (m)

THIRD AVENUE VALUE FUND
THIRD AVENUE SMALL-CAP VALUE FUND
THIRD AVENUE REAL ESTATE VALUE FUND
THIRD AVENUE INTERNATIONAL VALUE FUND
each a Series of
THIRD AVENUE TRUST
This Multi-Class Plan (the “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares in relation to Third Avenue Value Fund, Third Avenue Small-Cap Value Fund, Third Avenue Real Estate Value Fund and Third Avenue International Value Fund (the “Funds”), in accordance with the terms, procedures and conditions set forth below.  A majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of each Fund and each Class of Shares constituting each Fund.
1.	DEFINITIONS. As used herein, the terms set forth below shall have the meanings ascribed to them below.
a.	ACT – the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.
b.	CLASS – a class of Shares of each Fund.
c.
DISTRIBUTION EXPENSES – expenses, including allocable overhead costs, imputed interest and any other expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities which are primarily intended to result in the distribution and sale of Shares.

d.	DISTRIBUTION FEE – a fee paid by each Fund in respect of the assets of a Class to the Distributor pursuant to the Plan of Distribution relating to the Distribution Expenses of a Class.
e.	DISTRIBUTOR – Foreside Fund Services, LLC.
f.	FUND – Third Avenue Value Fund, Third Avenue Small-Cap Value Fund, Third Avenue Real Estate Value Fund, Third Avenue International Value Fund.
g.	INSTITUTIONAL CLASS SHARES – shall have the meaning ascribed in Section 2.a.
h.	INVESTOR CLASS SHARES – shall have the meaning ascribed in Section 2.b.
i.	Z CLASS SHARES – shall have the meaning ascribed in Section 2.c.

j.	PLAN OF DISTRIBUTION – any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.
k.	PROSPECTUS – the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of each Fund.
l.
SERVICE FEE – a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class.

m.	SHARE – a share in each Fund.
n.	TRUST – Third Avenue Trust.
o.	TRUSTEES – the trustees of the Trust.
2.	CLASSES. Subject to further amendment, each Fund may offer different Classes of Shares constituting the Funds as follows:
a.
INSTITUTIONAL CLASS SHARES.  Institutional Class Shares mean the Institutional Class Shares of each Fund designated by resolution adopted by the Board of Trustees of the Trust.  Institutional Class Shares shall be offered at net asset value and subject to the minimum initial investment amount for Institutional Class Shares set forth in the Prospectus from time to time.  Institutional Class Shares are not subject to ongoing Distribution Fees or Service Fees.

b.
INVESTOR CLASS SHARES.  Investor Class Share means the Investor Class Shares of each Fund designated by resolution adopted by the Board of Trustees of the Trust.  Investor Class Shares shall be offered at net asset value and subject to the minimum initial investment amount for Investor Class Shares set forth in the Prospectus from time to time.  Investor Class Shares shall be subject to ongoing Distribution Fees and/or Service Fees approved from time to time by the Trustees and set forth in the Prospectus.

c.
Z CLASS SHARES.  Z Class Share means the Z Class Shares of each Fund designated by resolution adopted by the Board of Trustees of the Trust.  Z Class Shares shall be offered at net asset value and subject to the minimum initial investment amount for Z Class Shares set forth in the Prospectus from time to time.  Z Class Shares are not subject to ongoing Distribution Fees or Service Fees.

3.
RIGHTS AND PRIVILEGES OF CLASSES.  Each of the Investor Class Shares, Institutional Class Shares and Z Class Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Trust Instrument with respect to each of such Classes.

4.
DISTRIBUTION FEES.  The Distribution Fee applicable to any Class shall not exceed 0.75% per annum of the average daily net assets of the relevant Class.  All other terms and conditions with respect to Distribution Fees shall be governed by the plan adopted by the Trust on behalf of the Fund with respect to such fees and Rule 12b-1 under the Act.

5.	ALLOCATION OF EXPENSES, INCOME, REALIZED GAINS AND LOSSES AND UNREALIZED APPRECIATION AND DEPRECIATION AMONG CLASSES.
a.
EXPENSES APPLICABLE TO A PARTICULAR CLASS.  Each Class of each Fund shall pay any Distribution Fee and Service Fee applicable to that Class. Other expenses applicable to any of the foregoing Classes such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of each Fund’s assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.  The benefit of a waiver or reimbursement of all or part of an expense described in this paragraph shall be allocated to the Class to which such expense was previously allocated, or was to be allocated if not for the waiver or reimbursement, under this paragraph.

b.
INCOME, REALIZED GAINS AND LOSSES, UNREALIZED APPRECIATION AND DEPRECIATION AND OTHER EXPENSES APPLICABLE TO ALL CLASSES.  Income, realized gains and losses, unrealized appreciation and depreciation, and any expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of each Fund.  The benefit of a waiver or reimbursement of all or part of an expense described in this paragraph shall be allocated among each Class on the basis of the net asset value of that Class in relation to the net asset value of each Fund.

a.
DETERMINATION OF NATURE OF ITEMS.  The Trustees shall determine in their sole discretion whether any expense, income, realized gains and losses, and unrealized appreciation or depreciation other than those listed herein is properly treated as attributable in whole or in part to a particular Class or all Classes.

6.
EXCHANGE PRIVILEGE.  Holders of Investor Class Shares, Institutional Class Shares and Z Class Shares shall have such exchange privileges, if any, as are set forth in the Prospectus for such Class. Exchange privileges may vary among Classes and among holders of a Class.

7.	VOTING RIGHTS OF CLASSES.
a.	Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class.
b.	Shareholders shall have separate voting rights on any matter submitted to shareholders with respect to which the interest of one Class differs from the interests of any other Class.
8.
DIVIDENDS AND DISTRIBUTIONS.  Dividends and capital gain distributions paid by each Fund with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

9.
REDEMPTION FEES.  Generally Shares of each Class held for less than the period specified from time to time in the Prospectus shall be subject to a redemption fee in an amount (not to exceed 2.00%) set forth from time to time in the Prospectus. A redemption fee directly affects the amount a shareholder who is subject to the fee receives upon redemption or exchange.  The redemption fee is paid to the Fund and is designed to discourage frequent short-term trading in Fund Shares and to offset any brokerage commissions, capital gains impact, and administrative and other costs associated with fluctuations in its asset levels and cash flow caused by short-term shareholder trading.  The redemption fee does not apply to certain transactions described in the Prospectus.

10.	REPORTS TO TRUSTEES. The Distributor shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Plan.
11.	CONDITIONS TO EFFECTIVENESS OF THIS MULTI-CLASS PLAN. While this Multi-Class Plan is in effect, the Trust shall satisfy the “fund governance standards” as defined in Rule 0-1(a)(7) under the Act.
12.
AMENDMENT.  This Multi-Class Plan may be amended in any manner at any time.  Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of a majority (as defined in the Act) of the Trustees of the Trust, including the affirmative vote of the Trustees of the Trust who are not interested persons of the Trust.  The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.

Dated:  December 14, 2017